Exhibit 99.8

Dear Colleague:

By now I am sure you have read Ed Cohen’s email explaining the details around our announcement this morning that Atlas Energy, Inc. has agreed to a merger with Chevron Corporation. As part of this transaction, Atlas Energy will sell its partnership management business and its shallow production in Pennsylvania, Ohio, New York, Tennessee and Indiana to Atlas Pipeline Holdings, L.P. Our Marcellus and Michigan operations will stay with Atlas Energy and will be acquired by Chevron.

As a recipient of this email, you are focused on either our Marcellus or Michigan operations and will join me as a new employee of Chevron after the transaction closes in the first half of next year. Chevron has repeatedly told us they intend to retain all employees associated with the acquired assets.

Chevron is one of the largest energy companies in the world and has an enviable track record of performance, which includes an unwavering commitment to operating safely, operating as a steward of the environment and operating with integrity. Sound familiar?..... I think we will fit in well.

Closing of the transaction is targeted for Q2 2011, and is subject to customary conditions. After the transaction closes, we will continue to pursue our existing strategies and, for the vast majority of you, your daily responsibilities will change very little. Chevron brings world class technology and resources that will help cement our position as the leading operator in the Marcellus Shale and in Michigan.

IMPORTANT SAFETY NOTICE: We must all recognize that an announcement like today’s can be very distracting. I ask that each supervisor of our field activities evaluate whether it is possible to have a work stoppage today. For those activities that must continue uninterrupted, I ask that you pay extra attention to concentrate on your tasks and work safely.

I invite you to attend one of the following three informational meetings that is most convenient for you. We will discuss the transaction further and what it means to you, and you’ll get to meet some of Chevron’s senior managers. If you can’t make one of the scheduled meetings in person, please call into the following conference call number at 10 am today:

Regards,

Rich Weber